Exhibit 3.2

THE ULTIMATE SOFTWARE GROUP, INC.

AMENDED AND RESTATED BY-LAWS

(AS OF APRIL 3, 2017)

THE ULTIMATE SOFTWARE GROUP, INC.
AMENDED AND RESTATED BY-LAWS

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Section 8.09	Books and Records	23

ARTICLE IX	AMENDMENT OF BY-LAWS	23

Section 9.01	Amendment	23

ARTICLE X	CONSTRUCTION	23

Section 10.01	Construction	23

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THE ULTIMATE SOFTWARE GROUP, INC.

AMENDED AND RESTATED BY-LAWS
ARTICLE 1
STOCKHOLDERS
Section 1.01    Annual Meeting. An annual meeting of the stockholders, for the election of directors to succeed those whose terms expire and for the transaction of such other business as may properly come before the meeting, shall be held at such place, on such date and at such time as the Board of Directors shall each year fix, which date shall be within thirteen months subsequent to the date of the last annual meeting of stockholders and shall be set forth in the notice and waiver of notice of the meeting.
To be properly brought before an annual meeting, business must be (a) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (b) otherwise properly brought before the meeting by or at the direction of the Board of Directors or (c) otherwise properly brought before the meeting by a stockholder of the Corporation who was a stockholder of record at the time of giving of notice provided for in Section 1.10, who is entitled to vote at the meeting and who complied with the notice procedures set forth in Section 1.10. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting in accordance with the provisions of this Section 1.01, and if he should so determine, the Chairman shall declare to the meeting that any such business not properly brought before the meeting shall not be transacted.
Section 1.02    Special Meetings. Special meetings of the stockholders may be called by the Chairman of the Board or the President and shall be called by the Secretary at the request in writing of a majority of the members of the Board of Directors. No business other than that included in the notice of the special meeting shall be acted upon at such meeting.
Section 1.03    Notice of Meetings; Waiver. The Secretary or any Assistant Secretary shall cause written notice of the place, date and hour of each meeting of the stockholders and, in the case of a special meeting, the purpose or purposes for which such meeting is called, to be given personally or by mail, not less than 10 nor more than 60 days prior to the meeting, to each stockholder of record entitled to vote at such meeting. If such notice is mailed, it shall be deemed to have been given to a stockholder when deposited in the United States mail, postage prepaid, or delivered to a nationally recognized overnight delivery service for overnight delivery, in each case directed to the stockholder at his or her address as it appears on the record of stockholders of the Corporation, or, if he or she shall have filed with the Secretary a written request that notices to him or her be mailed to some other address, then directed to him or her at such other address. Such further notice shall be given as may be required by law.
No notice of any meeting of stockholders need be given to any stockholder who submits a signed waiver of notice, whether before or after the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in a written waiver of notice. The attendance of any stockholder at a meeting of stockholders in person or by proxy shall constitute a waiver of notice of such meeting, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business on the ground that the meeting is not lawfully called or convened.

Section 1.04    Quorum. A stockholders’ meeting duly called shall not be organized for the transaction of business unless a quorum is present. Except as otherwise expressly provided by law, the Certificate of Incorporation, these By-laws or any certificate filed under Section 151(g) of the Delaware General Corporation Law (the “DGCL”) (or its successor statute as in effect from time to time), the presence in person or by proxy of holders of record entitled to exercise at least a majority of the voting power of the Corporation shall constitute a quorum for such meeting. The stockholders present at a duly organized meeting can continue to do business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. If a meeting cannot be organized because a quorum has not attended, stockholders representing a majority of the voting power of the stockholders present may adjourn or, in the absence of a decision by the majority, any officer entitled to preside at such meeting may adjourn, the meeting from time to time to such time (not more than 30 days after the previously adjourned meeting) and place as such stockholders or officer may determine, without notice other than by announcement at the meeting of the time and place of the adjourned meeting.
Section 1.05    Voting. If, pursuant to Section 5.05 of these By-laws, a record date has been fixed, every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share outstanding in his or her name on the books of the Corporation at the close of business on such record date. If no record date has been fixed, then every holder of record of shares entitled to vote at a meeting of stockholders shall be entitled to one vote for each share of stock outstanding in his or her name on the books of the Corporation at the close of business on the day next preceding the day on which notice of the meeting is given. Except as otherwise required by law, the Certificate of Incorporation or these By-laws, the vote of a majority of the shares represented in person or by proxy at any meeting at which a quorum is present shall be sufficient for the transaction of any business at such meeting.
Section 1.06    Voting by Ballot. No vote of the stockholders need be taken by written ballot, unless otherwise required by law. Any vote which need not be taken by ballot may be conducted in any manner approved by the meeting.
Section 1.07    Adjournment. Notice of any adjourned meeting of the stockholders of the Corporation need not be given if the place, date and hour thereof are announced at the meeting at which the adjournment is taken, provided that if the adjournment is for more than thirty days, or if after the adjournment a new record date for the adjourned meeting is fixed pursuant to Section 5.05 of these By-laws, a notice of the adjourned meeting, conforming to the requirements of Section 1.03 hereof, shall be given to each stockholder of record entitled to vote at such meeting. At any adjourned meeting at which a quorum is present, any business may be transacted that might have been transacted on the original date of the meeting.
Section 1.08    Proxies. Any stockholder entitled to vote at any meeting of the stockholders may, by a written instrument signed by such stockholder or his or her attorney-in-fact, authorize another person or persons to vote at any such meeting for him by proxy. No such proxy shall be voted after the expiration of three years from the date of such proxy, unless such proxy provides for a longer period. Every proxy shall be revocable at the pleasure of the stockholder executing it, except in those cases where applicable law provides that a proxy shall be irrevocable. A stockholder may revoke any proxy which is not irrevocable by attending the meeting and voting in person, by filing an instrument in writing revoking the proxy or by filing another duly executed proxy bearing a later date with the Secretary.
Section 1.09    Organization; Procedure. At every meeting of stockholders the presiding officer shall be the Chairman of the Board or, in the event of his or her absence or disability, a presiding officer chosen by the Board of Directors. The Secretary, or in the event of his or her absence or disability, the Assistant Secretary, if any, or if there be no Assistant Secretary, in the absence of the Secretary, an appointee of the presiding officer, shall act as Secretary of the meeting. The order of business and all other matters of procedure at every meeting of stockholders may be determined by the presiding officer.

Section 1.10    Advance Notice of Stockholder Proposals; Stockholder Nominations of Directors; Proxy Access.
Part A of this Section 1.10 sets forth certain procedures required for stockholders to nominate persons for election to the Board of Directors to be considered by the stockholders at an annual meeting of stockholders if the stockholder does not wish the nomination to be included in the Corporation’s proxy statement. Any stockholder who wishes to include nominations for the election of Directors in the Corporation’s proxy statement for an annual meeting of stockholders must comply with Part B of this Section 1.10. Notwithstanding the following provisions of this Section 1.10, a stockholder must comply with all applicable requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (at any time when such requirements are applicable thereto), with respect to the matters set forth in this Section 1.10. For purposes of these By-laws, “Voting Stock” means shares of capital stock of the Corporation entitled to vote generally for the election of directors of the Corporation.
(A)Nominations of Directors.
(a)In order to properly submit any business to, or nominate any person for election to the Board of Directors at, any annual meeting of stockholders, a stockholder must give notice in writing to the Secretary. To be considered timely, a stockholder’s notice must be delivered either in person or by United States certified mail, postage prepaid, and received at the principal executive offices of the Corporation (i) not less than 60 days nor more than 90 days before the first anniversary date of the Corporation’s proxy statement in connection with the last annual meeting of stockholders or (ii) if no annual meeting was held in the previous year or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, not less than a reasonable time, as determined by the Board of Directors, prior to the date of the applicable annual meeting.
(b)The Secretary shall deliver any stockholder proposals and nominations received in a timely manner for review by the Board of Directors or a committee designated by the Board of Directors.
(c)A stockholder’s notice to submit business at an annual meeting of stockholders shall set forth (1) the name and address of such stockholder, (2) the class and number of shares of stock beneficially owned by such stockholder, (3) the name in which such shares are registered on the stock transfer books of the Corporation, (4) a representation that such stockholder intends to appear at the meeting in person or by proxy to submit the business specified in such notice, (5) any material interest of such stockholder in the business to be submitted and (6) a brief description of the business desired to be submitted at the annual meeting, including the complete text of any resolutions to be presented at the annual meeting, and the reasons for conducting such business at the annual meeting. In addition, the stockholder making such proposal shall promptly provide any other information reasonably requested by the Corporation.
(d)In addition to the information required above to be given by a stockholder who intends to submit business at a meeting of stockholders, if the business to be submitted is the nomination of a person or persons for election to the Board of Directors, then such stockholder’s notice must also set forth, as to each person whom such stockholder proposes to nominate for election as a director, (A) the name, age, business address and, if known, residential address of such person, (B) the principal occupation or employment of such person, (C) the class and number of shares of stock of the Corporation which are beneficially owned by such person, (D) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Exchange Act, as amended, (E) the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected and (F) a description of all arrangements or understandings between such stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such stockholder.
(e)Any person nominated for election as a director by the Board of Directors or any committee designated by the Board of Directors shall, upon the request of the Board of Directors or such committee, furnish to the Secretary all such information pertaining to such person that is required to be set forth in a stockholder’s notice of nomination.
(B)Proxy Access.
(a)Subject to the terms and conditions set forth in this Part B of Section 1.10, the Corporation shall include in its proxy statement for an annual meeting of stockholders the name, together with the Required Information (as defined below), of any person nominated for election to the Board of Directors by one or more stockholders that satisfy the requirements of Part B of this Section 1.10, including qualifying as an “Eligible Stockholder” (as defined below), and that expressly elects at the time of providing the written notice required by Part B of this Section 1.10 (a “Proxy Access Notice”) to have its nominee included in the Corporation’s proxy materials pursuant to Part B of this Section 1.10. For the avoidance of doubt, the provisions of Part B of this Section 1.10 shall not apply to a special meeting of the stockholders, and the Corporation shall not be required to include a director nominee of a stockholder or group of stockholders in the Corporation’s proxy statement or form of proxy or ballot for any special meeting of the stockholders. For the purposes of Part B of this Section 1.10, a stockholder shall be deemed to “own” only those outstanding shares of Voting Stock of the Corporation as to which the stockholder (or any stockholder, fund comprising a Qualifying Fund (as defined below) or beneficial owner whose share ownership is counted for the purposes of qualifying as being an Eligible Stockholder (as specified in paragraph (e) of Part B of this Section 1.10 below) possesses both: (A) the full voting and investment rights pertaining to the shares; and (B) the full economic interest in (including the opportunity for profit and risk of loss on) such shares; provided, that the number of shares calculated in accordance with clauses (A) and (B) shall not include any shares (1) sold by such stockholder or any of its affiliates in any transaction that has not been settled or closed, including any short sale, (2) purchased by such stockholder or any of its affiliates but the purchase has not yet been settled or closed, (3) borrowed by such stockholder or any of its affiliates for any purposes or purchased by such stockholder or any of its affiliates pursuant to an agreement to resell, or (4) subject to any option, warrant, forward contract, swap, contract of sale, other derivative or similar agreement entered into by such stockholder or any of its affiliates, whether any such instrument or agreement is to be settled with shares or with cash based on the notional amount or value of shares of outstanding capital stock of the Corporation, in any such case which instrument or agreement has, or is intended to have, or if exercised by either party thereto would have, the purpose or effect of reducing in any manner, to any extent or at any time in the future, such stockholder’s or affiliates’ full right to vote or direct the voting of any such shares, and/or hedging, offsetting or altering to any degree gain or loss arising from the full economic ownership of such shares by such stockholder or affiliate. A stockholder shall “own” shares held in the name of a nominee or other intermediary so long as the stockholder retains the right to instruct how the shares are voted with respect to the election of directors and possesses the full economic interest in the shares. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has delegated any voting power over such shares by means of a proxy, power of attorney or other instrument or arrangement which is revocable at any time by the stockholder. A stockholder’s ownership of shares shall be deemed to continue during any period in which the stockholder has loaned such shares, provided that the stockholder has the power to recall such loaned shares within five business days’ notice and has recalled such loaned shares as of the date of the Proxy Access Notice and holds such shares through the date of the annual meeting. The terms “owned,” “owning” and other variations of the word “own” shall have correlative meanings. Whether outstanding shares of the Corporation are “owned” for these purposes shall be determined by the Board of Directors.

(b)For purposes of Part B of this Section 1.10, the “Required Information” that the Corporation will include in its proxy statement is (i) the information concerning the nominee and the Eligible Stockholder that the Corporation determines is required to be disclosed in the Corporation’s proxy statement by the rules of the Securities and Exchange Commission or other applicable laws or regulations; and (ii) if the Eligible Stockholder so elects, a Stockholder Statement (defined below). Nothing in these By-Laws shall limit the Corporation’s ability to solicit against and include in the proxy statement its own statement relating to any nominee.
(c)To be valid, a Stockholder’s Proxy Access Notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not less than 120 days nor more than 150 days prior to the anniversary of the date on which the Corporation first mailed its proxy materials for the annual meeting of the previous year; provided, however, that in the event that no annual meeting was held in the previous year or the annual meeting is called for a date that is not within 30 days from the anniversary date of the preceding year’s annual meeting date, written notice by the stockholder in order to be timely must be so received not later than the close of business on the later of 120 days in advance of such annual meeting or ten days following the day on which public disclosure of the date of the annual meeting was made. Delivery shall be by hand, or by certified or registered mail, return receipt requested. In no event shall the public announcement of an adjournment of any annual meeting commence a new time period for giving of a Stockholder’s Proxy Access Notice as described above.
(d)The maximum number of nominees appearing in the Corporation’s proxy materials pursuant to Part B of this Section 1.10 with respect to an annual meeting of stockholders shall be the greater of (x) two and (y) a number that does not exceed 20% of the number of directors in office as of the last day on which a Proxy Access Notice may be delivered in accordance with the procedures set forth in Part B of this Section 1.10, or if such amount is not a whole number, the closest whole number below 20% (such number that is the greater of that set forth in clause (x) or (y), the “Permitted Number”); provided, however, that the Permitted Number shall be reduced, but not below zero (but, with respect to sub-clause (iii) below, not below one) by:
(i)nominees submitted by an Eligible Stockholder whose nominations for election at such annual meeting are subsequently withdrawn;
(ii)nominees submitted by an Eligible Stockholder who the Board of Directors decides to nominate for election at such annual meeting;
(iii)the number of directors in office or director candidates that in either case will be included in the Corporation’s proxy materials with respect to such annual meeting as an unopposed (by the Corporation) nominee pursuant to any agreement, arrangement or other understanding with any stockholder or group of stockholders (other than any such agreement, arrangement or understanding entered into in connection with an acquisition of Voting Stock, by such stockholder or group of stockholders, from the Corporation); and
(iv)the number of incumbent directors who had been nominees submitted by an Eligible Stockholder at any of the preceding two annual meetings of stockholders;
provided, further, that in the event that one or more vacancies for any reason occurs on the Board of Directors at any time before the date of the annual meeting and the Board of Directors resolves to reduce the size of the Board of Directors in connection therewith, the Permitted Number shall be calculated based on the number of directors in office as so reduced.
In the event that the number of nominees submitted by Eligible Stockholders pursuant to Part B of this Section 1.10 exceeds the Permitted Number, each Eligible Stockholder will select one nominee for inclusion in the Corporation’s proxy materials until the Permitted Number is reached, going in order of the amount (largest to smallest) of shares of Voting Stock of the Corporation of each Eligible Stockholder disclosed as owned in its Proxy Access Notice submitted to the Corporation. If the Permitted Number is not reached after each Eligible Stockholder has selected one nominee, this selection process will continue as many times as necessary, following the same order each time, until the Permitted Number is reached.
(e)An “Eligible Stockholder” is one or more stockholders who owns and has owned, or is acting on behalf of one or more beneficial owners who own and have owned, continuously for at least three (3) years as of both the date that the Proxy Access Notice is received by the Corporation pursuant to Part B of this Section 1.10, and the record date for determining stockholders eligible to vote at the annual meeting, capital stock of the Corporation representing at least three percent (3%) of the Voting Stock (the “Proxy Access Request Required Shares”), and who continue to own the Proxy Access Request Required Shares at all times between the date such Proxy Access Notice is received by the Corporation and the date of the applicable annual meeting of stockholders, provided that the aggregate number of stockholders, and, if and to the extent that a stockholder is acting on behalf of one or more beneficial owners, of such beneficial owners, whose share ownership is counted for the purpose of satisfying the foregoing ownership requirement shall not exceed twenty (20). Each Eligible Stockholder or group of up to twenty (20) Eligible Stockholders that submits a nomination in accordance with Part B of this Section 1.10 and has satisfied, as determined by the Board of Directors, all applicable conditions and complied with all applicable procedures set forth in Part B of this Section 1.10 is a “Nominating Stockholder”. A group of funds that are (i) under common management and investment control, (ii) under common management and funded primarily by a single employer or (iii) a “group of investment companies,” as such term is defined in Section 12(d)(1)(G)(ii) of the Investment Company Act of 1940, as amended, shall be treated as one Eligible Stockholder (a “Qualifying Fund”), if such Eligible Stockholder shall provide, together with the Proxy Access Notice, documentation reasonably satisfactory to the Corporation that demonstrates that the funds meet the criteria set forth in (i), (ii) or (iii) hereof, provided that each fund comprising a Qualifying Fund otherwise meets the requirements set forth in Part B of this Section 1.10. No stockholder may be a member of more than one group constituting an Eligible Stockholder under Part B of this Section 1.10 for purposes of any applicable annual meeting of stockholders, and if any Eligible Stockholder appears as a member of more than one group, such Eligible Stockholder shall be deemed to be a member of the group of Eligible Stockholders that has the largest ownership position as reflected in the Proxy Access Notice. A stockholder of record acting on behalf of a beneficial owner will be counted as a stockholder only with respect to the shares owned by such beneficial owner on whose behalf such stockholder has been directed in writing to act, and, with respect to the shares covered by such directions, will be deemed to be the same stockholder as the beneficial owner for purposes of determining the number of stockholders whose holdings may be considered as part of an Eligible Stockholder’s holdings. For the avoidance of doubt, in the event of a nomination by a Nominating Stockholder that includes more than one Eligible Stockholder, any and all requirements and obligations for an individual Eligible Stockholder that are set forth in Part B of this Section 1.10, including the minimum holding period, shall apply to each individual Eligible Stockholder comprising the Nominating Stockholder; provided, however, that the minimum number of Proxy Access Request Required Shares shall apply to the ownership of the Nominating Stockholder in the aggregate. Should any Eligible Stockholder withdraw from a group of Eligible Stockholders constituting a Nominating Stockholder at any time prior to the annual meeting of stockholders, the Nominating Stockholder shall only be deemed to own the shares held by the remaining Eligible Stockholders. As used in Part B of this Section 1.10, any reference to a “group” or “group of Eligible Stockholders” refers to any Nominating Stockholder that consists of more than one Eligible Stockholder and to all the Eligible Stockholders that make up such Nominating Stockholder.
(f)No later than the final date when a nomination pursuant to Part B of this Section 1.10 may be delivered to the Corporation, an Eligible Stockholder (including each stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose share ownership is counted for the purposes of qualifying as an Eligible Stockholder) must provide the following information in writing to the Secretary of the Corporation:
(i)the name and address of, and number of shares of capital stock of the Corporation owned by, such person;
(ii)one or more written statements from the stockholder of the shares (and from each intermediary through which the shares are or have been held during the requisite three-year holding period) verifying that, as of a date within seven calendar days prior to the date the Proxy Access Notice is delivered to or mailed to and received by the Corporation, such person owns, and has owned continuously for the preceding three years, the Proxy Access Request Required Shares, and such person’s agreement to provide, (A) within ten days after the record date for the annual meeting, written statements from the stockholder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through the record date, together with any additional information reasonably requested to verify such person’s ownership of the Proxy Access Request Required Shares, (B) within ten days after the date of the annual meeting, written statements from the stockholder and intermediaries verifying such person’s continuous ownership of the Proxy Access Request Required Shares through such date of the annual meeting, and (C) immediate notice if the Eligible Stockholder ceases to own any of the Proxy Access Request Required Shares prior to the date of the applicable annual meeting of stockholders; provided, however, that any Eligible Stockholder that is a registered open-end mutual fund under the Investment Company Act of 1940, and that seeks to replicate an index, will not violate this requirement as a result of changes to its common stock holdings in response to changes in the index or weightings of the securities in the index;
(iii)any information relating to such Eligible Stockholder (including any stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose share ownership is counted for the purposes of qualifying as an Eligible Stockholder) and their respective affiliates or associates or others acting in concert therewith, and any information relating to such Eligible Stockholder’s nominee(s), in each case that would be required to be disclosed in a proxy statement and form of proxy or other filings required to be made in connection with solicitations of proxies for the election of such nominee(s) in a contested election pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder;
(iv)a description of (A) all direct and indirect compensation and other material monetary agreements, arrangements and understandings during the past three years, (B) any agreement, arrangement or understanding with any person or entity as to how the nominee would vote or act on any issue or question as a director, and (C) any other material relationships, in each case, between or among the Eligible Stockholder (including any stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose share ownership is counted for the purposes of qualifying as an Eligible Stockholder) and its or their respective affiliates and associates, or others acting in concert therewith, on the one hand, and each of such Eligible Stockholder’s nominees, and his or her respective affiliates and associates, or others acting in concert therewith, on the other hand, including, without limitation, all information that would be required to be disclosed pursuant to Item 404 promulgated under Regulation S-K (or successor rule) if the Eligible Stockholder (including any stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose share ownership is counted for the purposes of qualifying as an Eligible Stockholder), or any affiliate or associate thereof or person acting in concert therewith, were the “registrant” for purposes of such rule and the nominee were a director or executive officer of such registrant;
(v)the details of any position of the nominee as an officer or director of any competitor of the Corporation (that is, any entity that provides products or services that compete with or are alternatives to the principal products produced or services provided by the Corporation or its affiliates), within the three years preceding the submission of the Proxy Access Notice;

(vi)the written consent of the nominee to being named in the Corporation’s proxy statement and form of proxy card as a nominee and to serving as a director if elected;
(vii)the written agreement of the nominee that (A) the nominee agrees, if elected, to adhere to the Corporation’s Code of Business Conduct and Ethics and any other publicly available Corporation policies and guidelines applicable to directors, and (B) that the nominee is not and will not become a party to any compensatory, payment or other financial agreement, arrangement or understanding with any person or entity in connection with his or her nomination, service or action as a director of the Corporation, or any agreement, arrangement or understanding with any person or entity as to how the nominee would vote or act on any issue or question as a director, in each case that has not been disclosed to the Corporation on the Proxy Access Notice;
(viii)a representation that such stockholder (A) acquired the Proxy Access Request Required Shares in the ordinary course of business and not with the intent to change or influence control of the Corporation, and does not presently have such intent, (B) has not nominated and will not nominate for election to the Board of Directors at the annual meeting any person other than the nominee(s) being nominated pursuant to Part B of this Section 1.10, (C) has not engaged and will not engage in, and has not and will not be a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting of stockholders, other than its nominee(s) or a nominee of the Board of Directors, (D) will not distribute to any stockholder of the Corporation any form of proxy for the annual meeting other than the form distributed by the Corporation and (E) will provide facts, statements and other information in all communications with the Corporation and its stockholders that are or will be true and correct in all material respects and does not and will not omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading and otherwise comply with all applicable laws, rules and regulations in connection with any actions taken pursuant to Part B of this Section 1.10;
(ix)in the case of a nomination by a group of stockholders that together is such an Eligible Stockholder, the designation by all group members of one group member that is authorized to act on behalf of all members of the nominating stockholder group with respect to the nomination and matters related thereto, including withdrawal of the nomination; and
(x)an undertaking that such person agrees to (A) assume all liability stemming from, and indemnify and hold harmless (jointly with all other members of group of stockholders that together is an Eligible Stockholder, if applicable) the Corporation and each of its directors, officers and employees individually against any liability, loss or damages in connection with any threatened or pending action, suit or proceeding, whether legal, administrative or investigative, against the Corporation or any of its directors, officers or employees arising out of any legal or regulatory violation arising out of the Eligible Stockholder’s communications with the stockholders of the Corporation or out of the information that the Eligible Stockholder provided to the Corporation, in both cases in connection with the Eligible Stockholder’s efforts to elect its nominee(s), and (B) file with the Securities and Exchange Commission any solicitation of the Corporation’s stockholders by the Eligible Stockholder relating to the annual meeting at which the nominee will be nominated.
In addition, no later than the final date on which a Proxy Access Notice may be submitted under Part B of this Section 1.10, a Qualifying Fund whose share ownership is counted for purposes of qualifying as an Eligible Stockholder must provide to the Secretary of the Corporation documentation reasonably satisfactory to the Board of Directors that demonstrates that the funds comprising the Qualifying Fund are either part of the same family of funds or sponsored by the same employer.

In order to be considered timely, any information required by Part B of this Section 1.10 to be provided to the Corporation must be supplemented (by delivery to the Secretary of the Corporation) (A) no later than five days following the record date for the applicable annual meeting, to disclose the foregoing information as of such record date, and (B) no later than five days before the annual meeting to disclose the foregoing information as of the date that is ten days prior to such annual meeting. For the avoidance of doubt, the requirement to update and supplement such information shall not permit any Eligible Stockholder or other person to change or add any proposed nominee or to change the identity of any member of a group that together is an Eligible Stockholder.
(g)The Eligible Stockholder may provide to the Secretary of the Corporation, at the time the information required by Part B of this Section 1.10 is originally provided, for each of the Eligible Stockholder’s nominees, a written statement for inclusion in the Corporation’s proxy statement for the annual meeting, not to exceed 500 words, in support of the Eligible Stockholder’s nominee’s candidacy (the “Stockholder Statement”). Notwithstanding anything to the contrary contained in Part B of this Section 1.10, the Corporation may omit from its proxy materials, or may supplement or correct, any information or Stockholder Statement, including all or any portion thereof that it, in good faith, believes is materially false or misleading, omits to state any material fact, would violate the Securities and Exchange Commission proxy rules or any applicable law or regulation, or would directly or indirectly impugn the character, integrity or personal reputation of, or directly or indirectly make charges concerning improper, illegal or immoral conduct or associations, without factual foundation, with respect to any person.
(h)At the request of the Corporation, each nominee must:
(i)tender to the Corporation an irrevocable resignation, in a form to be provided by the Corporation, which resignation shall become effective upon a determination by the Board of Directors or any committee thereof that (A) the Proxy Access Notice pursuant to which the nominee’s information was included in the Corporation’s proxy statement was not filed by stockholders constituting an Eligible Stockholder (or was filed by stockholders that prior to the applicable meeting ceased to be an Eligible Stockholder), or (B) that the nominee breached or failed to comply with the provisions of Part B of this Section 1.10;
(ii)complete, sign and submit all questionnaires required of the Corporation’s directors (which form of questionnaire shall be provided by the Secretary of the Corporation upon written request); and
(iii)provide such additional information as necessary or appropriate to permit the Board of Directors to determine (A) if such nominee is independent under the listing standards of each principal U.S. exchange upon which the common shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing the independence of the Corporation’s directors, (B) if such nominee has any direct or indirect relationship with the Corporation, and (C) if such nominee is not and has not been subject to any event specified in Rule 506(d)(1) of Regulation D (or successor rule) under the Securities Act of 1933, as amended, or Item 401(f) of Regulation S-K (or successor rule) under the Exchange Act.
In the event that any information or communications provided by the Eligible Stockholder (or any stockholder group, fund comprising a Qualifying Fund and/or beneficial owner whose share ownership is counted for the purposes of qualifying as an Eligible Stockholder) or the nominee to the Corporation or its stockholders ceases to be true and correct in all material respects or omits a material fact necessary to make the statements made, in light of the circumstances under which they were made, not misleading, each Eligible Stockholder or nominee, as the case may be, shall promptly (and in any event within 48 hours of discovering such misstatement or omission) notify the Secretary of the Corporation of any defect in such previously provided information and of the information that is required to correct any such defect.
(i)Any nominee who is included in the Corporation’s proxy materials for a particular annual meeting of stockholders but either (i) withdraws from or becomes ineligible or unavailable for election at that annual meeting, or (ii) does not receive at least 15% of the votes cast in favor of the nominee’s election, will be ineligible to be a nominee pursuant to Part B of this Section 1.10 for the next two annual meetings. Any nominee who is included in the Corporation’s proxy statement for a particular annual meeting of stockholders, but subsequently is determined not to satisfy the eligibility requirements of Part B of this Section 1.10 or any other provision of the Corporation’s Certificate of Incorporation, By-Laws or other applicable regulation any time before the annual meeting of stockholders, will not be eligible for election at the relevant annual meeting of stockholders and may not be substituted by the Eligible Stockholder that nominated such nominee.
(j)The Corporation shall not be required to include, pursuant to Part B of this Section 1.10, a nominee in its proxy materials for any meeting of stockholders, or, if the proxy statement already has been filed, to allow the nomination of a nominee, notwithstanding that proxies in respect of such vote may have been received by the Corporation, if:
(i)the nominee or the Eligible Stockholder (or any stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose share ownership is counted for the purposes of qualifying as an Eligible Stockholder) who has nominated such nominee has engaged in or is currently engaged in, or has been or is a “participant” in another person’s, “solicitation” within the meaning of Rule 14a-1(l) under the Exchange Act in support of the election of any individual as a director at the annual meeting other than its nominee(s) or a nominee of the Board of Directors;
(ii)the Eligible Stockholder or the designated lead group member, as applicable, or any qualified representative thereof, does not appear at the annual meeting of stockholders to present the nomination;
(iii)the nominee is not independent under the listing standards of each principle U.S. exchange upon which the common shares of the Corporation are listed, any applicable rules of the Securities and Exchange Commission and any publicly disclosed standards used by the Board of Directors in determining and disclosing independence of the Corporation’s directors, in each case as determined by the Board of Directors;
(iv)the nominee’s service as a member of the Board of Directors would violate or cause the Corporation to be in violation of these By-Laws, the Certificate of Incorporation, the rules and listing standards of the principle U.S. exchanges upon which the common shares of the Corporation are traded, or any applicable law, rule or regulation;
(v)the nominee is, or has been within the past three years prior to the annual meeting of stockholders, an officer or director of a Competitor (as defined in Section 8 of the Clayton Antitrust Act of 1914) of the Corporation or one of its subsidiaries;
(vi)the Eligible Stockholder (or any stockholder, fund comprising a Qualifying Fund and/or beneficial owner whose share ownership is counted for the purposes of qualifying as an Eligible Stockholder) or applicable nominee otherwise breaches or fails to comply with its obligations pursuant to Part B of this Section 1.10; or

(vii)the Eligible Stockholder ceases to be an Eligible Stockholder for any reason, including but not limited to not owning the Proxy Access Request Required Shares through the date of the applicable annual meeting.
If, after the deadline for submitting a Proxy Access Notice as set forth in paragraph (c) of Part B of this Section 1.10, a Nominating Stockholder becomes ineligible or withdraws its nomination or a nominee becomes unwilling to serve on the Board of Directors, whether before or after the mailing of the definitive proxy statement, then the nomination shall be disregarded, and the Corporation (1) shall not be required to include in its proxy statement or on any ballot or form of proxy the disregarded nominee or any successor or replacement nominee proposed by the Nominating Stockholder or by any other Nominating Stockholder and (2) may otherwise communicate to its stockholders, including without limitation by amending or supplementing its proxy statement or ballot or form of proxy, that the nominee will not be included as a nominee in the proxy statement or on any ballot or form of proxy and will not be voted on at the annual meeting.
(k)The Board of Directors (and any other person or body authorized by the Board of Directors, including, without limitation, the Chairman of the relevant annual meeting) shall have the power and authority to interpret Part B of this Section 1.10 and to make any and all determinations necessary or advisable to apply Part B of this Section 1.10 to any persons, facts or circumstances, including the power to determine (i) whether one or more stockholders or beneficial owners qualifies as an Eligible Stockholder, (ii) whether a Proxy Access Notice complies with Part B of this Section 1.10, (iii) whether a stockholder nominee satisfies the qualifications and requirements in Part B of this Section 1.10, and (iv) whether any and all requirements of Part B of this Section 1.10 have been satisfied. The Chairman of the meeting shall, if the facts warrant, determine and declare to the meeting that a nomination was not made in accordance with the foregoing procedures, and the defective nomination shall be disregarded.
ARTICLE II
BOARD OF DIRECTORS
Section 2.01    General Powers. Except as may otherwise be provided by law, the Certificate of Incorporation or these By-laws, the property, affairs and business of the Corporation shall be managed by or under the direction of the Board of Directors and the Board of Directors may exercise all the powers of the Corporation.
Section 2.02    Number and Term of Office. Subject to the rights of any holders of Preferred Stock of the Corporation, the Board of Directors shall consist of not less than five nor more than eleven Directors. The exact number of Directors shall be determined from time to time by a resolution or resolutions adopted by the affirmative vote of a majority of the total number of Directors which the Corporation would have if there were no vacancies (the “entire Board of Directors”). The Board of Directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible, the first class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 1999, the second class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2000 and the third class to hold office initially for a term expiring at the annual meeting of stockholders to be held in 2001, with the members of each class to hold office until their successors are duly elected and qualified, subject, however, to the Director’s prior death, resignation, disqualification or removal from office.
Other than with respect to a Contested Election (as defined below), when a quorum is present at any meeting of the stockholders for the election of Directors, a nominee for election as a Director at such meeting shall be elected to the Board of Directors if the number of votes cast “for” such nominee’s election exceed the number of votes cast “against” such nominee's election (with “abstentions” and “broker non-votes” not counted as a vote “for” or a vote “against” such nominee's election).
With respect to any Contested Election, when a quorum is present at any meeting of the stockholders for the election of Directors, Directors shall be elected by a plurality of the votes cast by the stockholders entitled to vote on the election at such meeting.
A “Contested Election” shall be deemed to exist if the number of nominees for election as Directors exceeds the number of Directors to be elected at a meeting, as of the tenth day (the “Determination Date”) preceding the date of the Corporation's first notice to stockholders of such meeting sent pursuant to Section 1.03 of these By-laws; provided, however, that if in accordance with Section 1.10 of these By-laws stockholders are entitled to nominate persons for election as a director after the applicable Determination Date, the Determination Date will instead be the last day on which stockholders are entitled to nominate persons for election as a Director.
In order for any incumbent Director to become a nominee of the Board of Directors for further service on the Board of Directors, such person must submit an irrevocable resignation, contingent on (i) that person not receiving a majority of the votes cast in an election that is not a Contested Election, and (ii) acceptance of that proffered resignation by the Board of Directors in accordance with the policies and procedures adopted by the Board of Directors, or a committee thereof, for such purpose. In the event an incumbent Director fails to receive a majority of the votes cast in an election that is not a Contested Election, the Nominating Committee of the Board of Directors, or such other committee designated by the Board of Directors pursuant to these By-laws, shall make a recommendation to the Board of Directors as to whether to accept or reject the resignation of such incumbent Director, or whether other action should be taken. The Board of Directors shall act on the proffered resignation, taking into account the applicable committee’s recommendation, and publicly disclose its decision regarding the resignation within ninety (90) days following certification of the election results and, if such resignation is rejected, the rationale behind the Board of Directors’ decision also shall be publicly disclosed. The Board of Directors and/or the committee thereof, as applicable, in making its recommendation and/or decision, may consider any factors and other information that it may consider appropriate and relevant.
If the Board of Directors accepts a Director’s proffered resignation pursuant to this Section 2.02, or if a nominee for Director is not elected and the nominee is not an incumbent Director, then the Board of Directors may fill the resulting vacancy pursuant to the Certificate of Incorporation and Section 2.11 of these By-laws.
Section 2.03    Annual and Regular Meetings. The annual meeting of the Board of Directors for the purpose of electing officers and for the transaction of such other business as may come before the meeting shall be held as soon as possible following adjournment of the annual meeting of the stockholders at the place of such annual meeting of the stockholders. Notice of such annual meeting of the Board of Directors need not be given. The Board of Directors from time to time may by resolution provide for the holding of regular meetings and fix the place (which may be within or without the State of Delaware) and the date and hour of such meetings. Notice of regular meetings need not be given, provided that if the Board of Directors shall fix or change the time or place of any regular meeting, written notice of such action shall be given to each Director who shall not have been present at the meeting at which such action was taken at least two days in advance thereof. Any such notice shall be deemed given to a Director five days after it has been sent by mail or immediately when sent by telecopy, e-mail or other electronic means of transmission addressed to him or her at his or her address furnished to the Secretary. Notice of such action need not be given to any Director who attends such regular meeting or to any Director who submits a signed waiver of notice, whether before or after such meeting.

Section 2.04    Special Meetings; Notice. Special meetings of the Board of Directors shall be held whenever called by the Chairman of the Board or, in the event of his or her absence or disability, by the President or by not less than one-quarter of the Directors then in office, at such place (within or without the State of Delaware), date and hour as may be specified in the respective notices or waivers of notice of such meetings. Written notice of each special meeting of the Board of Directors shall be given to each Director at least one day in advance thereof. Such notice shall state in general terms the purpose or purposes of the meeting. Any such notice for a special meeting shall be deemed given to a Director five days after it has been sent by mail, or immediately when sent by telecopy, e-mail other electronic means of transmission addressed to him or her at his or her address furnished to the Secretary. Notice of any special meeting need not be given to any Director who attends such meeting, or to any Director who submits a signed waiver of notice, whether before or after such meeting.
Section 2.05    Quorum; Voting. At all meetings of the Board of Directors, the presence of not less than a majority of the entire Board of Directors shall constitute a quorum for the transaction of business. Except as otherwise required by law, the Certificate of Incorporation or these By-laws, the vote of a majority of the Directors present at any meeting at which a quorum is present shall be the act of the Board of Directors.
Section 2.06    Adjournment. A majority of the Directors present, whether or not a quorum is present, may adjourn any meeting of the Board of Directors to another time or place. No notice need be given of any adjourned meeting unless the time and place of the adjourned meeting are not announced at the time of adjournment, in which case notice conforming to the requirements of Section 2.04 shall be given to each Director.
Section 2.07    Action Without a Meeting. Any action required or permitted to be taken at any meeting of the Board of Directors may be taken without a meeting if all members of the Board of Directors consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors.
Section 2.08    Regulations; Manner of Acting. To the extent consistent with applicable law, the Certificate of Incorporation and these By-laws, the Board of Directors may adopt such rules and regulations for the conduct of meetings of the Board of Directors and for the management of the property, affairs and business of the Corporation as the Board of Directors may deem appropriate. The Directors shall act only as a Board, and the individual Directors shall have no power as such.
Section 2.09    Action by Telephonic Communications. Members of the Board of Directors may participate in a meeting of the Board of Directors by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
Section 2.10    Resignations. Any Director may resign at any time by delivering a written notice of resignation, signed by such Director, to the President or the Secretary. Unless otherwise specified therein, such resignation shall take effect upon delivery.
Section 2.11    Vacancies and Newly Created Directorships. Subject to the rights of the holders of any series of Preferred Stock of the Corporation, any newly created Directorship and any other vacancy occurring on the Board of Directors may be filled by a majority of the Directors then in office, although less than a quorum, or by a sole remaining Director, except that the stockholders shall fill any vacancy resulting from the removal of a Director by the stockholders.

Section 2.12    Compensation. The amount, if any, which each Director shall be entitled to receive as compensation for his or her services as such shall be fixed from time to time by resolution of the Board of Directors.
Section 2.13    Reliance on Accounts and Reports, etc. A Director, or a member of any Committee designated by the Board of Directors, shall, in the performance of his or her duties, be fully protected in relying in good faith upon the records of the Corporation and upon information, opinions, reports or statements presented to the Corporation by any of the Corporation’s officers or employees, by Committees designated by the Board of Directors or by any other person as to the matters the member reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation.
ARTICLE III
EXECUTIVE COMMITTEE AND OTHER COMMITTEES
Section 3.01    How Constituted. The Board of Directors may, by resolution adopted from time to time by a majority of the entire Board of Directors, create one or more Committees, including an Executive Committee, and designate the Directors who are to serve as members of each such Committee. Each member of any such Committee shall hold office until his or her successor shall have been designated or until he or she shall cease to be a Director, or until his or her earlier death, resignation or removal.
Section 3.02    Powers. During the intervals between the meetings of the Board of Directors, the Executive Committee, except as otherwise provided in this section and subject to the Certificate of Incorporation and these By-laws, shall have and may exercise all the powers and authority of the Board of Directors in the day to day management of the property, affairs and business of the Corporation. Each such other Committee, except as otherwise provided in this section, shall have and may exercise powers of the Board of Directors as may be provided by resolution or resolutions of the Board of Directors. Neither the Executive Committee nor any such other Committee shall have the power or authority:
(a)to amend the Certificate of Incorporation (except that a Committee may, to the extent authorized in a resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors as provided in Section 151(a) of the General Corporation Law of the State of Delaware, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the Corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the Corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series);
(b)to adopt an agreement of merger or consolidation;
(c)to recommend to the stockholders the sale, lease or exchange of all or substantially all of the Corporation’s property and assets;
(d)to recommend to the stockholders a dissolution of the Corporation or a revocation of a dissolution;
(e)to amend these By-laws;
(f)to approve or recommend to the stockholders any other extraordinary corporate transaction, except where such committee has been established by the affirmative vote of at least two-thirds of the entire Board of Directors to consider a transaction proposed by an affiliate of the Corporation;

(g)to declare any dividend; or
(h)to issue any capital stock of the Corporation or any securities convertible into or exchangeable for capital stock of the Corporation, except that such committee may constitute a committee to fix pricing terms for the issue and sale of any capital stock the issuance of which has been authorized by action of the Board of Directors.
The Executive Committee shall have, and any such other Committee may be granted by the Board of Directors, power to authorize the seal of the Corporation to be affixed to any or all papers which may require it.
Section 3.03    Proceedings. Each such Committee may fix its own rules of procedure consistent with these By-laws and may meet at such place (within or without the State of Delaware), at such time and upon such notice, if any, as it shall determine from time to time. Each such Committee shall keep minutes of its proceedings and shall report such proceedings to the Board of Directors at the meeting of the Board of Directors next following any such proceedings.
Section 3.04    Quorum and Manner of Acting. Except as may be otherwise provided in the resolution creating such Committee, at all meetings of any Committee the presence of members constituting a majority of the total authorized membership of such Committee shall constitute a quorum for the transaction of business. The act of the majority of the members present at any meeting at which a quorum is present shall be the act of such Committee. Any action required or permitted to be taken at any meeting of any such Committee may be taken without a meeting, if all members of such Committee shall consent to such action in writing and such writing or writings are filed with the minutes of the proceedings of the Committee. The members of any such Committee shall act only as a Committee, and the individual members of such Committee shall have no power as such.
Section 3.05    Action by Telephonic Communications. Members of any Committee designated by the Board of Directors may participate in a meeting of such Committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting pursuant to this provision shall constitute presence in person at such meeting.
ARTICLE IV
OFFICERS
Section 4.01    Number. The officers of the Corporation shall be chosen by the Board of Directors and may include a Chairman of the Board and Vice Chairman of the Board (who shall be chosen from among the Directors) and shall include a President, one or more Vice Presidents, a Secretary, a Treasurer and such other officers as the Board of Directors may determine. Any number of offices may be held by the same person, except that the President and the Secretary shall not be the same person. Except as otherwise provided in these By-laws, no officer need be a Director.
Section 4.02    Election. Unless otherwise determined by the Board of Directors, the officers of the Corporation shall be elected by the Board of Directors at the annual meeting of the Board of Directors, and shall be elected to hold office until the next succeeding annual meeting of the Board of Directors. In the event of the failure to elect officers at such annual meeting, officers may be elected at any regular or special meeting of the Board of Directors. Each officer shall hold office until his or her successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Section 4.03    Removal and Resignation; Vacancies. Any officer may be removed for or without cause at any time by the Board of Directors. Any officer may resign at any time by delivering a written notice of resignation, signed by such officer, to the Board of Directors or the President. Unless otherwise specified therein, such resignation shall take effect upon delivery. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise, shall be filled by the Board of Directors.
Section 4.04    Authority and Duties of Officers. The officers of the Corporation shall have such authority and shall exercise such powers and perform such duties as may be specified in these By-laws, except that in any event each officer shall exercise such powers and perform such duties as may be required by law.
Section 4.05    Chairman of the Board. The Board of Directors may at a regular or special meeting elect from among their number a Chairman of the Board who shall hold office, at the pleasure of the Board of Directors, until the next annual meeting. The Chairman of the Board shall preside at all meetings of the Board of Directors and also shall exercise such powers and perform such duties as may be delegated or assigned to or required of him or her by or pursuant to these By-laws or by or pursuant to authorization of the Board of Directors.
Section 4.06    Vice-Chairman of the Board. The Board of Directors may at a regular or special meeting elect from among their number one or more Vice-Chairman of the Board who shall hold office, at the pleasure of the Board of Directors, until the next annual meeting. The Vice-Chairman of the Board shall exercise such powers and perform such duties as may be delegated or assigned to or required of him, her or them by or pursuant to these By-laws or by or pursuant to authorization of the Board of Directors or by the Chairman of the Board.
Section 4.07    President. The Board of Directors shall at a regular or special meeting elect from among their number a President who shall hold office, at the pleasure of the Board of Directors, until the next annual meeting and until the election of his or her successor. The President shall exercise such powers and perform such duties as may be delegated or assigned to, or required of him or her by or pursuant to these By-laws or by or pursuant to authorization of the Board of Directors or (if the President is not the chief executive officer) the chief executive officer.
Section 4.08    Chief Executive Officer. The Chairman of the Board or the President shall be the chief executive officer of the Corporation as the Board of Directors from time to time shall determine, and the Board of Directors from time to time may determine who shall act as chief executive officer in the absence or inability to act of the then incumbent. Subject to the control of the Board of Directors, and to the extent not otherwise prescribed by these By-laws, the chief executive officer shall have plenary power over all departments, officers, employees and agents of the Corporation, and shall be responsible for the general management and direction of all the business and affairs of the Corporation.
Section 4.09    The Secretary. The Secretary shall have the following powers and duties:
(a)He or she shall keep or cause to be kept a record of all the proceedings of the meetings of the stockholders and of the Board of Directors in books provided for that purpose.
(b)He or she shall cause all notices to be duly given in accordance with the     provisions of these By-laws and as required by law.
(c)Whenever any Committee shall be appointed pursuant to a resolution or     resolutions of the Board of Directors, he or she shall furnish a copy of such resolution or     resolutions to the members of such Committee.

(d)He or she shall be the custodian of the records and of the seal of the     Corporation and shall cause such seal (or a facsimile thereof) to be affixed to all certificates representing shares of the Corporation prior to the issuance thereof and to all instruments the execution of which on behalf of the Corporation under its seal shall have been duly authorized in accordance with these By-laws, and when so affixed he or she may attest the same.
(e)He or she shall properly maintain and file all books, reports, statements, certificates and all other documents and records required by law, the Certificate of Incorporation or these By-laws.
(f)He or she shall have charge of the stock books and ledgers of the Corporation and shall cause the stock and transfer books to be kept in such manner as to show at any time the number of shares of stock of the Corporation of each class issued and outstanding, the names (alphabetically arranged) and the addresses of the holders of record of such shares, the number of shares held by each holder and the date as of which each became such holder of record.
(g)He or she shall sign (unless the Treasurer, an Assistant Treasurer or Assistant Secretary shall have signed) certificates representing shares of the Corporation, the issuance of which shall have been authorized by the Board of Directors.
(h)He or she shall perform, in general, all duties incident to the office of secretary and such other duties as may be specified in these By-laws or as may be assigned to him or her from time to time by the Board of Directors or the chief executive officer.
Section 4.10    The Treasurer. The Treasurer shall have the following powers and duties:
(a)He or she shall have charge and supervision over and be responsible for the moneys, securities, receipts and disbursements of the Corporation and shall keep or cause to be kept full and accurate records of all receipts of the Corporation.
(b)He or she shall cause the moneys and other valuable effects of the Corporation to be deposited in the name and to the credit of the Corporation in such banks or trust companies or with such bankers or other depositaries as shall be selected in accordance with Section 8.05 of these By-laws.
(c)He or she shall cause the moneys of the Corporation to be disbursed by checks or drafts (signed as provided in Section 8.06 of these By-laws) upon the authorized depositaries of the Corporation and cause to be taken and preserved proper vouchers for all moneys disbursed.
(d)He or she shall render to the Board of Directors or the President, whenever requested, a statement of the financial condition of the Corporation and of all his or her transactions as Treasurer, and render a full financial report at the annual meeting of the stockholders, if called upon to do so.
(e)He or she shall be empowered from time to time to require from all officers or agents of the Corporation reports or statement giving such information as he or she may desire with respect to any and all financial transactions of the Corporation.
(f)He or she may sign (unless an Assistant Treasurer or the Secretary or an Assistant Secretary shall have signed) certificates representing stock of the Corporation, the issuance of which shall have been duly authorized by the Board of Directors.

(g)He or she shall perform, in general, all duties incident to the office of Treasurer and such other duties as may be specified in these By-laws or as may be assigned to him or her from time to time by the Board of Directors or the chief executive officer.
Section 4.11    Additional Officers. The Board of Directors may appoint such other officers and agents as it may deem appropriate, and such other officers and agents shall hold their offices for such terms and shall exercise such powers and perform such duties as may be determined from time to time by the Board of Directors. The President may appoint subordinate officers or agents (other than the Vice President, Secretary and Treasurer) and prescribe their respective rights, terms of office, authorities and duties. The President may remove any such subordinate officer or agent appointed by him or her, for or without cause.
Section 4.12    Security. The Board of Directors may require any officer, agent or employee of the Corporation to provide security for the faithful performance of his or her duties, in such amount and of such character as may be determined from time to time by the Board of Directors.
ARTICLE V
CAPITAL STOCK
Section 5.01    Certificates of Stock; Uncertificated Shares. The Shares of the Corporation shall be represented by certificates, provided that the Board of Directors may provide by resolution or resolutions that some or all of any or all classes or series of the stock of the Corporation shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until each certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock in the Corporation represented by certificates and upon request every holder of uncertificated shares shall be entitled to have a certificate signed by, or in the name of, the Corporation by the Chairman of the Board, or the President or a Vice President and by the Treasurer, an Assistant Treasurer, the Secretary or an Assistant Secretary, representing the number of shares registered in certificate form. Such certificate shall be in such form as the Board of Directors may determine, to the extent consistent with applicable law, the Certificate of Incorporation and these By-laws.
Section 5.02    Signatures; Facsimile. All of such signatures on the certificate may be a facsimile, engraved or printed, to the extent permitted by law. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the date of issue.
Section 5.03    Lost, Stolen or Destroyed Certificates. The Board of Directors may direct that a new certificate be issued in place of any certificate theretofore issued by the Corporation alleged to have been lost, stolen or destroyed, upon delivery to the Board of Directors of an affidavit of the owner or owners of such certificate setting forth such allegation. The Board of Directors may require the owner of such lost, stolen or destroyed certificate, or his or her legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.
Section 5.04    Transfer of Stock. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, the Corporation shall issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books. Within a reasonable time after the transfer of uncertificated stock, the Corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to Sections 151,

156, 202(a) or 218(a) of the General Corporation Law of the State of Delaware. Subject to the provisions of the Certificate of Incorporation and these By-laws, the Board of Directors may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, transfer and registration of shares of the Corporation.
Section 5.05    Record Date. In order to determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date on which the resolution fixing the record date is adopted by the Board of Directors, and which shall not be more than 60 nor less than 10 days before the date of such meeting. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, provided that the Board of Directors may fix a new record date for the adjourned meeting.
In order that the Corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights of the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than 60 days prior to such action. If no record date is fixed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto.
Section 5.06    Registered Stockholders. Prior to due surrender of a certificate for registration of transfer, the Corporation may treat the registered owner as the person exclusively entitled to receive dividends and other distributions, to vote, to receive notice and otherwise to exercise all the rights and powers of the owner of the shares represented by such certificate and the Corporation shall not be bound to recognize any equitable or legal claim to or interest in such shares on the part of any other person, whether or not the Corporation shall have notice of such claim or interests. Whenever any transfer of shares shall be made for collateral security, and not absolutely, it shall be so expressed in the entry of the transfer if, when the certificates are presented to the Corporation for transfer or uncertificated shares are requested to be transferred, both the transferor and transferee request the Corporation to do so.
Section 5.07    Transfer Agent and Registrar. The Board of Directors may appoint one or more transfer agents and one or more registrars, and may require all certificates representing shares to bear the signature of any such transfer agents or registrars.
ARTICLE VI
INDEMNIFICATION
Section 6.01    Nature of Indemnity. The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was or has agreed to become a Director or officer of the Corporation, is or was serving or has agreed to serve at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan, or by reason of any action alleged to have been taken or omitted in such capacity, and may indemnify any person who was or is a party or is threatened to be made a party to such an action, suit or proceeding by reason of the fact that he or she is or was or has agreed to become an employee or agent of the Corporation, or is or was serving or has agreed to serve at the request of the Corporation as a director, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her or on his or her behalf in connection with such action, suit or proceeding and any appeal therefrom, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful; except that in the case of an action or suit by or in the right of the Corporation to procure a judgment in its favor (i) such indemnification shall be limited to expenses (including attorneys’ fees) actually and reasonably incurred by such person in the defense or settlement of such action or suit and (ii) no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Delaware Court of Chancery or such other court shall deem proper.
The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful.
Section 6.02    Successful Defense. To the extent that a Director, officer, employee or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 6.01 hereof or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.
Section 6.03    Determination That Indemnification Is Proper. Any indemnification of a Director or officer of the Corporation under Section 6.01 hereof (unless ordered by a court) shall be made by the Corporation unless a determination is made that indemnification of the Director or officer is not proper in the circumstances because he or she has not met the applicable standard of conduct set forth in Section 6.01 hereof. Any indemnification of an employee or agent of the Corporation under Section 6.01 hereof (unless ordered by a court) may be made by the Corporation upon a determination that indemnification of the employee or agent is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01 hereof. Any such determination shall be made (i) by the Board of Directors by a majority vote of a quorum consisting of Directors who were not parties to such action, suit or proceeding, (ii) if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested Directors so directs, by independent legal counsel in a written opinion or (iii) by the stockholders.
Section 6.04    Advance Payment of Expenses. Expenses (including attorneys’ fees) incurred by a Director or officer in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the Director or officer to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Corporation as authorized in this Article VI. Such expenses (including attorneys’ fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate. The Board of Directors may authorize the Corporation’s counsel to represent such Director, officer, employee or agent in any action, suit or proceeding, whether or not the Corporation is a party to such action, suit or proceeding.
Section 6.05    Procedure for Indemnification of Directors and Officers. Any indemnification of a Director or officer of the Corporation under Sections 6.01 and 6.02 or advance of costs, charges and expenses to a Director or officer under Section 6.04 shall be made promptly, and in any event within 30 days, upon the written request of the Director or officer. If a determination by the Corporation that the Director or officer is entitled to indemnification pursuant to this Article is required, and the Corporation fails to respond within 60 days to a written request for indemnity, the Corporation shall be deemed to have approved such request. If the Corporation denies a written request for indemnity or advancement of expenses, in whole or in part, or if payment in full pursuant to such request is not made within 30 days, the right to indemnification or advances as granted by this Article VI shall be enforceable by the Director or officer in any court of competent jurisdiction. Such person’s costs and expenses incurred in connection with successfully establishing his or her right to indemnification, in whole or in part, in any such action shall also be indemnified by the Corporation. It shall be a defense to any such action (other than an action brought to enforce a claim for the advance of costs, charges and expenses under Section 6.04 where the required undertaking, if any, has been received by the Corporation) that the claimant has not met the standard of conduct set forth in Section 6.01, but the burden of providing such defense shall be on the Corporation. Neither the failure of the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in Section 6.01, nor the fact that there has been an actual determination by the Corporation (including its Board of Directors, its independent legal counsel and its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.
Section 6.06    Survival; Preservation of Other Rights. The foregoing indemnification provisions shall be deemed to be a contract between the Corporation and each Director, officer, employee and agent who serves in any such capacity at any time while these provisions as well as the relevant provisions of the General Corporation Law of the State of Delaware are in effect, and any repeal or modification thereof shall not affect any right or obligation then existing with respect to any state of facts then or previously existing or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such state of facts. Such a right may not be modified retroactively without the consent of such Director, officer, employee or agent.
The indemnification provided by this Article VI shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-law, agreement, vote of stockholders or disinterested Directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a Director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
Section 6.07    Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was or has agreed to become a Director or officer of the Corporation, or is or was serving at the request of the Corporation as a Director or officer of another corporation, partnership, joint venture, trust or other enterprise, including an employee benefit plan, against any liability asserted against him or her and incurred by him or her or on his or her behalf in any such capacity, or arising out of his or her status as such, whether or not the Corporation would have the power to indemnify him or her against such liability under the provisions of this Article.
Section 6.08    Severability. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Director or officer and may indemnify each employee or agent of the Corporation as to costs, charges and expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement with respect to any action, suit or proceeding, whether civil, criminal, administrative or investigative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article VI that shall not have been invalidated and to the fullest extent permitted by applicable law.

ARTICLE VII
OFFICES
Section 7.01    Registered Office. The registered office of the Corporation in the State of Delaware shall be located at Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle.
Section 7.02    Other Offices. The Corporation may maintain offices or places of business at such other locations within or without the State of Delaware as the Board of Directors may from time to time determine or as the business of the Corporation may require.
ARTICLE VIII
GENERAL PROVISIONS
Section 8.01    Dividends. Subject to any applicable provisions of law and the Certificate of Incorporation, dividends upon the shares of the Corporation may be declared by the Board of Directors at any regular or special meeting of the Board of Directors and any such dividend may be paid in cash, property or shares of the Corporation’s capital stock.
A member of the Board of Directors shall be fully protected in relying in good faith upon the records of the Corporation and upon such information, opinions, reports or statements presented to the Corporation by any of its officers or employees, Committees of the Board of Directors, or any other person as to matters the Director reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Corporation, as to the value and amount of the assets, liabilities and/or net profits of the Corporation, or any other facts pertinent to the existence and amount of surplus or other funds from which dividends might properly be declared and paid.
Section 8.02    Reserves. There may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board of Directors from time to time, in its absolute discretion, thinks proper as a reserve or reserves to meet contingencies, for equalizing dividends or for repairing or maintaining any property of the Corporation or for such other purpose as the Board of Directors shall think conducive to the interest of the Corporation, and the Board of Directors may similarly modify or abolish any such reserve.
Section 8.03    Deposits. Any funds of the Corporation may be deposited from time to time in such banks, trust companies or other depositaries as may be determined by the Board of Directors, the Chairman of the Board or the President or by such officers or agents as may be authorized by the Board of Directors, the Chairman of the Board or the President to make such determination.
Section 8.04    Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such agent or agents of the Corporation, and in such manner, as the Board of Directors, the Chairman of the Board or the President from time to time may determine.
Section 8.05    Sale, Transfer, etc., of Securities. To the extent authorized by the Board of Directors, the Chairman of the Board or by the President, any Vice President, the Secretary or the Treasurer or any other officers designated by the Board of Directors, the Chairman of the Board or the President may sell, transfer, endorse, and assign, in each case in the ordinary course of business, any shares of stock (other than stock of a subsidiary if such transaction has not been approved by the Board of Directors), bonds or other securities owned by or held in the name of the Corporation, and may make, execute and deliver in the name of the Corporation, under its corporate seal, any instruments that may be appropriate to effect any such sale, transfer, endorsement or assignment.

Section 8.06    Voting as Stockholder. Unless otherwise determined by resolution of the Board of Directors, the Chairman of the Board, the President, any Vice President or the Treasurer shall have full power and authority on behalf of the Corporation to attend any meeting of stockholders of any corporation in which the Corporation may hold stock, and to act, vote (or execute proxies to vote) and exercise in person or by proxy all other rights, powers and privileges incident to the ownership of such stock. Such officers acting on behalf of the Corporation shall have full power and authority to execute any instrument expressing consent to or dissent from any action of any such corporation without a meeting. The Board of Directors may by resolution from time to time confer such power and authority upon any other person or persons.
Section 8.07    Fiscal Year. The fiscal year of the Corporation shall commence on the first day of January of each year and shall terminate in each case on December 31.
Section 8.08    Seal. The seal of the Corporation shall be circular in form and shall contain the name of the Corporation, the year of its incorporation and the words “Corporate Seal” and “Delaware”. The form of such seal shall be subject to alteration by the Board of Directors. The seal may be used by causing it or a facsimile thereof to be impressed, affixed or reproduced, or may be used in any other lawful manner.
Section 8.09    Books and Records. Except to the extent otherwise required by law, the books and records of the Corporation shall be kept at such place or places within or without the State of Delaware as may be determined from time to time by the Board of Directors.
ARTICLE IX
AMENDMENT OF BY-LAWS
Section 9.01    Amendment. The Board of Directors shall have the express power, without a vote of stockholders, to adopt any By-law, and to amend, alter or repeal the By-laws of the Corporation, except to the extent that the By-laws or the Certificate of Incorporation otherwise provide. The Board of Directors may exercise such power upon the affirmative vote of a majority of the entire Board of Directors. Stockholders may adopt any By-law, or amend, alter or repeal the By-laws of the Corporation at any annual or special meeting of the stockholders held in accordance with these By-laws.
ARTICLE X
CONSTRUCTION
Section 10.01    Construction. In the event of any conflict between the provisions of these By-laws as in effect from time to time and the provisions of the Certificate of Incorporation of the Corporation as in effect from time to time, the provisions of such Certificate of Incorporation shall be controlling.